Exhibit 99.1

Contact:	Brian Lynch Patrick Burke (760) 931-1771

CALLAWAY GOLF COMPANY

COMPLETES ACQUISITION OF TRAVISMATHEW FOR $125.5 MILLION

AND UPDATES TRAVISMATHEW FINANCIAL GUIDANCE

CARLSBAD, Calif., August 21, 2017 – Callaway Golf Company (NYSE:ELY) announced today it has completed the previously announced acquisition of TravisMathew, LLC, a high-growth golf and lifestyle apparel company, for $125.5 million in an all-cash transaction, subject to a working capital adjustment.

TravisMathew is a dynamic apparel business with a distinct Southern California vibe. It has a golf heritage but also has quickly grown to include other lifestyle apparel and accessories. Net sales for full year 2017 are estimated to be $55-60 million. Post-acquisition, TravisMathew will continue to operate out of its Huntington Beach, California headquarters.

“We are excited to have completed this acquisition,” commented Chip Brewer, President and Chief Executive Officer of Callaway Golf Company. “We believe TravisMathew fits well with our business, brand and culture and aligns with our strategy of developing growth in areas tangential to the golf equipment business. We have identified potential synergies in operations and distribution, as well as growth opportunities in the golf channels and international regions. We look forward to partnering with the TravisMathew management team to realize these synergies and capture these growth opportunities.”

The Company expects that TravisMathew sales will contribute approximately $15 million to its second half 2017 financial results. Including approximately $5 million of non-recurring transaction expenses and incremental non-cash expense resulting from the acquisition purchase accounting adjustments, TravisMathew is expected to be approximately $0.04 dilutive to Callaway’s 2017 earnings per share. On a non-GAAP basis, which excludes the $5 million of non-recurring and non-cash expenses, TravisMathew is expected to be approximately $0.01 dilutive to Callaway’s 2017 earnings per share. In 2018, after taking into account anticipated financing costs and incremental investment in the business to support future growth, TravisMathew is expected to be slightly accretive to Callaway’s 2018 earnings per share. Latham & Watkins LLP acted as legal counsel and Lazard acted as financial advisor to Callaway. Baker & Hostetler LLP acted as legal counsel and Moss Adams Capital LLC and Optivest IB acted as financial advisor to TravisMathew.

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, performance or prospects, and statements relating to the expected benefits of the TravisMathew transaction, including future synergies and growth opportunities, and the estimated sales and earnings contribution from TravisMathew, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including unanticipated difficulties or expenditures relating to the transaction or the realization of the anticipated synergies and growth opportunities; the response of customers, suppliers and others to the announcement of the transaction; potential difficulties in employee retention as a result of the transaction; consumer acceptance of and demand for the company’s products; the level of promotional activity in the marketplace; unfavorable weather conditions; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the company’s hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties. For additional information concerning these and other risks and uncertainties that could affect these statements, see Callaway’s Annual Report on Form 10-K for the year ended December 31, 2016 as well as other risks and uncertainties detailed from time to time in Callaway’s reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Callaway undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Non-GAAP Information

The Company provided in this release certain projected financial results which were calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). To supplement the GAAP projections, the Company has also provided certain non-GAAP projected financial results. The non-GAAP projected financial results exclude non-recurring transaction expenses and incremental non-cash expense resulting from the acquisition purchase accounting adjustments. The Company has included in the release a reconciliation of the non-GAAP projections to the most directly comparable GAAP projections. The non-GAAP information presented in this release should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting the Company’s business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company’s business without regard to these items.

About Callaway Golf

Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells bags, accessories and apparel in the golf and lifestyle categories, under the Callaway Golf®, Odyssey®, and OGIO brands worldwide. For more information please visit www.callawaygolf.com, www.odysseygolf.com and www.ogio.com.

About TravisMathew

Founded in 2007, TravisMathew is an iconic men’s sportswear brand with premium domestic distribution in better department stores, high-end country clubs, resorts and TravisMathew’s experiential retail stores. TravisMathew draws its inspiration from all aspects of Southern California culture and lifestyle. With a focus on constant innovation and extraordinary quality, TravisMathew designs and sells premium men’s apparel for work and play. TravisMathew is throwing a party, and you’re invited. For more information please visit www.travismathew.com.